Exhibit 99.1

Arcimoto Reports Second Quarter 2018 Financial Results and Provides Corporate Update

Company Completes Signature Series and Begins Beta Production, Significantly Reducing Vehicle Build Time and Improving Overall Quality.

EUGENE, Ore., August 14, 2018 – Arcimoto, Inc.® (NASDAQ: FUV) — makers of the Fun Utility Vehicle® (FUV®) — an affordable, practical, and thrilling pure electric vehicle for everyday commuters and fleets, today announced financial results for the second quarter ended June 30, 2018.

Arcimoto has released a second quarter 2018 corporate update video, which can be viewed on the Arcimoto YouTube channel at https://www.youtube.com/arcimoto

Recent Company Highlights:

●	Completed production of ten Signature Series FUVs and began a 15-unit Beta Series production run, reducing build time while improving vehicle mechanics and overall quality.
●	Improved manufacturing capability, demonstrating the ability to produce a finished vehicle from raw materials entirely in-house.
●	Introduced the first Arcimoto rental location, to open in Eugene, Oregon in the coming months, which will combine rental operations with a customer experience center, with plans for a second location in Encinitas, California.
●	Pre-orders for the FUV increased to 2,800 units as of June 30, 2018, as compared to 2,461 units as of March 31, 2018, and 1,523 units as of June 30, 2017.
●	Demonstrated the FUV at several notable industry and investor events across the country, including the New York Auto Show and several MicroCap investor conferences.
●	Rang the Closing Bell at NASDAQ in April, 2018.

Management Commentary

“The second quarter was highlighted by our continued operational execution, anchored by the completion of ten Signature Series FUVs,” said Mark Frohnmayer, Founder and President of Arcimoto. “With the lessons learned from the Signature Series, we began a 15-unit Beta Series production run, with the first two units already on the road.

“As of June 30, 2018, FUV pre-orders stood at 2,800 vehicles, representing approximately $42 million in anticipated revenue. We expect the pace of new pre-orders to potentially accelerate as we open our planned rental locations – first in Eugene, Oregon, followed by a second location in Encinitas, California.

“This newly developed experience model entails opening rental locations in key destination markets. We believe this approach will allow Arcimoto to generate revenue from individual rentals while raising brand awareness in high-traffic destination cities. Further, we anticipate that the rental model will be franchiseable, allowing us to expand our global footprint with limited capital expenditure.

“From the very first Signature Series FUV to our current run of Beta units, one thing has consistently excited me through it all: the pure joy of a prospective customer driving an FUV for the first time. That experience, perhaps more than anything, is what I believe will most help us in our goal to catalyze the shift to sustainable transportation worldwide,” concluded Frohnmayer.

Second Quarter 2018 Financial Results

Total revenues in the second quarter of 2018 were $85,332 as compared to no revenue in the second quarter of 2017. Sources of revenue in the second quarter of 2018 were $84,000 from the sale of vehicles, $1,332 from merchandise and metal fabrication revenue.

The Company incurred an operating loss of $2.2 million in the second quarter of 2018, compared to an operating loss of $0.6 million in the second quarter of 2017.

Net loss for the second quarter of 2018 was $2.2 million, or ($0.14) per share, as compared to a net loss of $0.59 million, or ($0.05) per share in the second quarter of 2017.

The Company had $2.14 million in cash and cash equivalents and $5.2 million in short-term investments as of June 30, 2018, compared to $1.4 million cash and cash equivalents and $9.7 million in short-term investments as of March 31st, 2018.

Earnings Webcast Details

Management will host an investor webcast at 1:30 p.m. PDT (4:30 p.m. EDT) on August 14, 2018, to discuss Arcimoto’s second quarter 2018 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Q2 2018 Investor Webcast

Date: Tuesday, August 14, 2018

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Webcast: https://zoom.us/webinar/register/WN_XrSgVigvRM2HudZyK_9W1A

Please login to the webcast 10 minutes before the start of the webcast to ensure timely participation.

A playback of the webcast will be available for replay for 60 days on the IR section of the Arcimoto website at https://www.arcimoto.com/investor/.

The Company will be broadcasting an earnings update video as part of the webcast. The video can be viewed at the Arcimoto YouTube channel at https://www.youtube.com/arcimoto

About Arcimoto, Inc.

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (NASDAQ: FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today with a target base model purchase price of approximately $11,900, Arcimoto’s Fun Utility Vehicle is one of the lightest, most affordable, and most appropriate electric vehicles suitable for the daily driver. For more information please visit www.arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: fluctuations in our financial results; our ability to effectively execute on our developing growth strategy; our ability to design, manufacture and market vehicle models within projected timeframes; the number of reservations and cancellations for our vehicles and the ability to deliver on those reservations; our reliance on key personnel; our ability to manage the distribution channels for our products, including our ability to successfully implement our direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; changes in consumer demand for, and acceptance of, our products; changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; and changes in laws or regulations governing our business and operations. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Investor Relations Contact:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

FUV@mzgroup.us

www.mzgroup.us

Public Relations Contact:

Susan Donahue

Managing Director

Skyya Communications

Main: 646-454-9378

FUV@skyya.com

www.skyya.com